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EXHIBIT 12.1 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)


                                                                 YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------------
                                                    2000        1999         1998          1997       1996
                                              --------------------------------------------------------------


Fixed charges:
     Interest expense                             $  62.8      $  60.8     $  17.6     $  21.2      $  25.6
     Capitalized interest                               -          0.1         0.3         0.6          0.8
     Interest portion of rental expense              11.6         10.7         8.4         4.7          3.8

                                              --------------------------------------------------------------
          Total fixed charges                     $  74.4      $  71.6     $  26.3     $  26.5      $  30.2
                                              ==============================================================

Earnings:
     Income before income taxes and
       cumulative effect of change in
       accounting                                 $ 595.8      $ 528.0     $ 105.0     $ 226.4      $ 119.9
     Fixed charges (above)                           74.4         71.6        26.3        26.5         30.2
     Less: Capitalized interest                         -          0.1         0.3         0.6          0.8

                                              --------------------------------------------------------------
          Total earnings                          $ 670.2      $ 599.5     $ 131.0     $ 252.3      $ 149.3
                                              ==============================================================

Ratio of Earnings to Fixed Charges                    9.0          8.4         5.0         9.5          4.9
                                              ==============================================================
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(1)  Fixed charges represent interest (including capitalized interest)
     and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.